EXHIBIT 12

BRIGGS & STRATTON CORPORATION AND SUBSIDIARIES

2007Annual Report on Form 10-K

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(in thousands)

	Fiscal Year Ended
	July 1, 2007		July 2, 2006		July 3, 2005		June 27, 2004		June 29, 2003

Earnings

Income before income taxes	$(7,319)		$152,366		$174,315		$205,004		$118,578
Less: Equity income from equity investees	(3,303)		(4,174)		(5,336)		(7,876)		(5,224)
Add: Fixed charges	46,592		45,248		39,232		42,166		42,483
Distributed income of equity investees	4,879		4,632		5,967		4,392		4,080

Earnings as defined	$40,849		$198,072		$214,178		$243,686		$159,917

Fixed Charges

Interest expense	$42,932		$40,085		$34,929		$35,694		$38,380
Amortization of discounts related to indebtedness	759		829		758		758		782
Imputed interest on deferred revenue	—		1,177		1,196		1,213		1,227
Interest expense as reported	43,691		42,091		36,883		37,665		40,389

Amortization of deferred financing fees	1,173		1,708		1,233		3,778		1,519
Portion of rent expense relating to interest	1,728		1,449		1,116		723		575

Fixed charges as defined	$46,592		$45,248		$39,232		$42,166		$42,483

Ratio of earnings to fixed charges	0.9	x	4.4	x	5.5	x	5.8	x	3.8	x